Exhibit 10.2

SPARTAN MOTORS, INC.

PERFORMANCE SHARE UNIT AGREEMENT

This PERFORMANCE SHARE UNIT AGREEMENT (the “Agreement”) is made and entered into as of [●] (the “Grant Date”), by and between Spartan Motors, Inc., a Michigan corporation (the “Company”) and [●] (the “Grantee”).

Background

A.	The Company has adopted the Spartan Motors, Inc. Stock Incentive Plan of 2016 (the “Plan”) pursuant to which Restricted Stock Units may be granted subject to the achievement of performance conditions.

B.

The Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units subject to the achievement of certain performance conditions, as provided for in this Agreement (the “Performance Share Units” or “PSUs”).

Agreement

Therefore, the parties, intending to be legally bound, agree as follows:

1.      Grant of Performance Share Units. Pursuant to the Plan, the Company hereby grants to the Grantee an Incentive Award for a target number of [●] Performance Share Units (the “Target Award”).1 Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Grantee actually earns for the Performance Period (from zero up to a maximum of [●]2) will be determined by the level of achievement of the performance goals in accordance with the attached Exhibit A. The PSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). Capitalized terms that are used but not defined in this Agreement have the meanings assigned to them in the Plan.

2.      Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on [●] and ending on [●].

3.      Performance Goals.

(a)     The number of PSUs earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the performance goals described on and determined in accordance with the attached Exhibit A. All determinations of whether and the extent to which the performance goals have been achieved, the number of PSUs earned by the Grantee, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.

(b)     Promptly following completion of the Performance Period (and no later than 60 days following the end of the Performance Period), the Committee will review and certify in writing (1) whether, and to what extent, the performance goals for the Performance Period have been achieved, and (2) the number of PSUs the Grantee shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive, and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

1 The Target Award represents an X-Multiple of 1X. I.e., the number of shares actually issuable pursuant to this Agreement could be twice the Target Award.

2 Insert 200% of Target Award.

4.      Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided in this Agreement, the PSUs will vest and become non-forfeitable on the last day of the Performance Period, subject to (a) the achievement of the minimum threshold performance goals for payout set forth in the attached Exhibit A, and (b) there being no termination of Grantee’s employment (as determined pursuant to Section 7.2 of the Plan) from the Grant Date through the last day of the Performance Period. The number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the performance goals set forth on the attached Exhibit A and shall be rounded to the nearest whole PSU.

5.      Termination of Employment.

(a)     Except as otherwise expressly provided in this Agreement or the Spartan Motors, Inc. Management Severance Plan (to the extent such plan applies to the Grantee), if the Grantee’s employment terminates for any reason at any time before all of his or her PSUs have vested, the Grantee’s unvested PSUs shall be automatically forfeited upon such termination of employment, and neither the Company nor any Subsidiary shall have any further obligations to the Grantee under this Agreement. For purposes of this Section 5, termination of employment shall be determined in accordance with Section 7.2 of the Plan.

(b)     Notwithstanding Section 5(a) above, if the Grantee’s employment terminates during the Performance Period as a result of the Grantee’s death or Disability, all of the outstanding PSUs will vest in accordance with Section 4 subject to achievement of the performance goals as if the Grantee’s employment had not terminated.

(c)     Notwithstanding Section 5(a) above, if the Grantee’s employment terminates during the Performance Period as a result of the Grantee’s Qualified Retirement (defined below) that occurs at least nine months after the Grant Date, then on the last day of the Performance Period, the Grantee will vest in a pro rata portion of the number of PSUs that would have been earned pursuant to this Agreement if the Participant had remained employed throughout the entire Performance Period, calculated by multiplying such number of PSUs by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period. A “Qualified Retirement” shall mean the voluntary retirement by a Grantee who is at least age 62 and who has been employed by the Company or a Subsidiary for a continuous period of 5 years as of the date of retirement.

6.      Effect of a Change in Control. The provisions of Section 9 of the Plan shall apply if there is a Change in Control during the Performance Period.

7.      Payment of PSUs. Payment in respect of the PSUs earned for the Performance Period shall be made in shares of Common Stock and shall be issued to the Grantee within 90 days following the last day of the Performance Period. The Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested PSUs, (b) issue and deliver to the Grantee the number of shares of Common Stock having a Market Value equal to the Dividend Equivalents (and interest, if any) to which the Grantee is entitled pursuant to Section 9(c) below, and (c) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to all such shares of Common Stock delivered to the Grantee.

8.      Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating to the PSUs may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the PSUs or the rights relating to the PSUs shall be wholly ineffective.

9.      Rights as Shareholder; Dividend Equivalents.

(a)     The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs unless and until the PSUs vest and are settled by the issuance of such shares of Common Stock.

(b)     Upon and following the vesting of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

(c)     During the Performance Period, the Grantee’s Account shall be credited with an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each PSU granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be credited to the Grantee’s Account and interest may be credited on the amount of cash Dividend Equivalents credited to the Grantee’s Account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same performance conditions and vesting restrictions as the PSUs to which they are attributable. Notwithstanding anything to the contrary in this Agreement, the Grantee shall only be entitled to receive Dividend Equivalents credited to his or her Account to the extent the Grantee becomes entitled to receive the shares of Common Stock underlying the PSUs to which such Dividend Equivalents relate, and the Grantee shall forfeit any Dividend Equivalents credited to the Grantee’s Account that were attributable to PSUs that did not result in the issuance of shares of Common Stock to the Grantee.

10.      No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant, or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without cause.

11.      Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 4.3 of the Plan.

12.      Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

13.      Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.      Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Michigan without regard to conflict of law principles.

15.      Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

16.      PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated in this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.      Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators, and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

18.      Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.      Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled, or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Incentive Awards in the future. Future Incentive Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

20.     Section 162(m). All payments under this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.

21.      Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

22.      No Impact on Other Benefits. The value of the Grantee’s PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit.

23.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.      Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions of the Plan and this Agreement and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement, or disposition.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Performance Share Unit Agreement as of the Grant Date.

COMPANY:	GRANTEE:
Spartan Motors, Inc.

By:	[●]
Its:

EXHIBIT A

Performance Period

The Performance Period shall commence on [●] and end on [●].

Performance Measures

The number of PSUs earned shall be determined by reference to:

(1)	60% shall be based on the Company’s Total Shareholder Return (“TSR”) over the Performance Period relative to the Dow Jones U.S. Commercial Vehicles and Truck Index (the “Index”); and

(2)

40% shall be based on the Company’s cumulative GAAP Net Income over the Performance Period. Cumulative GAAP Net Income shall be subject to such adjustments as approved by the Compensation Committee in its sole discretion.

Determining PSUs Earned

Except as otherwise provided in the Plan or the Agreement, the number of PSUs earned with respect to the Performance Period shall be determined as follows:

(1)	TSR over the Performance Period relative to the Index (60% weighting):

Percentile Rank Compared to Index	Payout as Percentage of Target
Less than [●] percentile	0%
[●] percentile (Threshold)	50% (0X)
[●] percentile (Target)	100% (1X)
[●] percentile (Maximum)	200% (2X)

With respect to both the Company’s stock and the stock of each company in the Index, the TSR performance shall be calculated (a) using a 20-trading day average of the stock price ending on the first day and last day of the Performance Period, and (b) assuming all dividends declared during the Performance Period are reinvested at the closing price on the applicable ex-dividend date. The Company’s TSR performance will be compared to the TSR performance of the companies in the Index over the same Performance Period. Achievement between the stated percentages will be interpolated on a straight-line basis.

(2)	Cumulative GAAP Net Income over the Performance Period:

Cumulative GAAP Net Income	Payout as Percentage of Target
Less than $[●]	0%
$[●] (Threshold)	50% (0X)
$[●] (Target)	100% (1X)
$[●] (Maximum)	200% (2X)

Achievement between the stated dollar amounts will be interpolated on a straight-line basis with no rounding.

Award Range

Depending on (1) the Company’s TSR over the Performance Period relative to the Index and (2) the Company’s cumulative GAAP Net Income, the Grantee may earn between 0% and 200% of the Target Award.